This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these Notes in any country or jurisdiction where such an offer would not be permitted.

BofA Finance LLC $--

Contingent Income Buffered (with Memory Feature)
Auto-Callable Yield Notes

Fully and Unconditionally Guaranteed by Bank of America Corporation

Preliminary Pricing Supplement - Subject to Completion

(To Prospectus dated December 8, 2025,

Series A Prospectus Supplement dated December 8, 2025 and

Product Supplement EQUITY-1 dated December 8, 2025)

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-290665 and 333-290665-01

August 26, 2026

Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

•The Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER, due September 30, 2031 (the “Notes”) are expected to price on September 25, 2026 and expected to issue on September 30, 2026.

•Approximate 5 year term if not called prior to maturity.

•Payments on the Notes will depend on the performance of the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER (the “Underlying”).

•Contingent coupons payable monthly if the Observation Value of the Underlying on the applicable Observation Date is greater than or equal to 80.00% of its Starting Value, assuming the Notes have not been called. The coupon per $1,000.00 in principal amount of Notes payable on the related Contingent Payment Date, if applicable, will equal (i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

•Beginning with the September 27, 2027 Call Observation Date, automatically callable monthly for an amount equal to the principal amount plus the relevant Contingent Coupon Payment, if the closing level of the Underlying is greater than or equal to 90.00% of its Starting Value on any Call Observation Date.

•Assuming the Notes are not called prior to maturity, if the Underlying declines by more than 20% from its Starting Value, at maturity your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying beyond a 20% decline, with up to 80% of the principal at risk; otherwise, at maturity, you will receive the principal amount. At maturity you will also receive a final Contingent Coupon Payment if the closing level of the Underlying on the final Observation Date is greater than or equal to 80.00% of its Starting Value.

•All payments on the Notes are subject to the credit risk of BofA Finance LLC (“BofA Finance” or the “Issuer”), as issuer of the Notes, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Notes.

•The Notes will not be listed on any securities exchange.

•CUSIP No. 09712GRA4.

The Underlying is designed to provide exposure to an unfunded, rolling position in E-Mini S&P 500 Futures (the “Futures Contract”), subject to a target volatility strategy that systematically increases or decreases the exposure to the Futures Contract (the “Participation Rate”) up to seven times per Index Calculation Day in an attempt to achieve a 40% annualized volatility target (the “Volatility Target”). In order to attempt to achieve the Volatility Target, the Participation Rate can be greater than, less than or equal to 100%. A Participation Rate of less than 100% means that the Underlying has reduced exposure to the Futures Contract, which has the effect of reducing the return of the Futures Contract for purposes of calculating the level of the Underlying. If the Participation Rate is less than 100%, a portion of the Underlying will not be exposed to the return of the Futures Contract, and such portion of the Underlying will be considered to have earned no return during the period in which the Participation Rate was less than 100%.

The Underlying is subject to risks associated with the use of significant leverage. When leverage is employed, any movements in the price of the Futures Contract will result in greater changes in the level of the Underlying than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Futures Contract, which, in turn, would negatively affect the performance of the Underlying.

The level of the Underlying is calculated multiple times per day and reflects the performance of a hypothetical investment in the Futures Contract less the associated transaction cost and decrement cost. The transaction cost and the decrement cost reduce the level of the Underlying during each intraday calculation window (each, a “Window”).  The transaction cost for each Window equals the product of 0.01% and the difference (expressed as a positive number) between the Participation Rate for the current Window and the Participation Rate for the immediately preceding Window. The decrement cost  is 6.00% per annum. Such costs will be incurred regardless of the Participation Rate and regardless of the performance of the Futures Contract. Such costs will have the effect of reducing any positive performance of the Futures Contract (and, thereby, reduce the level of the Underlying) and will increase any negative performance of the Futures Contract (and, thereby, reduce the level of the Underlying). The level of the Underlying will not increase unless the performance of the Futures Contract, scaled by the prevailing exposure at each Window, is sufficiently positive to outpace the transaction cost and the decrement cost.

For more information please see the sections entitled “Risk Factors—Underlying-related Risks” and “The Underlying”.

The initial estimated value of the Notes as of the pricing date is expected to be between $900.00 and $950.00 per $1,000.00 in principal amount of Notes, which is less than the public offering price listed below. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-12 of this pricing supplement and “Structuring the Notes” on page PS-27 of this pricing supplement for additional information.

There are important differences between the Notes and a conventional debt security. Potential purchasers of the Notes should consider the information in “Risk Factors” beginning on page PS-12 of this pricing supplement, page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance(2)
Per Note	$1,000.00	$47.50	$952.50
Total

(1)Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $952.50 per $1,000.00 in principal amount of Notes.

(2)The underwriting discount per $1,000.00 in principal amount of Notes may be as high as $47.50, resulting in proceeds, before expenses, to BofA Finance of as low as $952.50 per $1,000.00 in principal amount of Notes.

The Notes and the related guarantee:

Are Not FDIC Insured	Are not Bank Guaranteed	May Lose Value

Selling Agent

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Terms of the Notes

Issuer:	BofA Finance
Guarantor:	BAC
Denominations:	The Notes will be issued in minimum denominations of $1,000.00 and whole multiples of $1,000.00 in excess thereof.
Term:	Approximately 5 years, unless previously automatically called.
Underlying:	The S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER (Bloomberg symbol: “SPFVC40D”), a price return index.
Pricing Date*:	September 25, 2026
Issue Date*:	September 30, 2026
Valuation Date*:	September 25, 2031, subject to postponement as described under “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” in the accompanying product supplement.
Maturity Date*:	September 30, 2031
Starting Value:	The closing level of the Underlying on the pricing date.
Observation Value:	The closing level of the Underlying on the applicable Observation Date or Call Observation Date, as applicable.
Ending Value:	The Observation Value of the Underlying on the Valuation Date.
Call Value:	90.00% of the Starting Value.
Coupon Barrier:	80.00% of the Starting Value.
Threshold Value:	80.00% of the Starting Value.
Contingent Coupon Payment (with Memory Feature):

If, on any monthly Observation Date, the Observation Value of the Underlying is greater than or equal to the Coupon Barrier, we will pay a Contingent Coupon Payment per $1,000.00 in principal amount of Notes on the applicable Contingent Payment Date (including the Maturity Date) equal to (i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

Automatic Call:

Beginning with the September 27, 2027 Call Observation Date, all (but not less than all) of the Notes will be automatically called if the Observation Value of the Underlying is greater than or equal to the Call Value on any Call Observation Date. If the Notes are automatically called, the Early Redemption Amount will be paid on the applicable Call Payment Date. No further amounts will be payable following an Automatic Call.

Early Redemption Amount:	For each $1,000.00 in principal amount of Notes, $1,000.00, plus the applicable Contingent Coupon Payment.
Redemption Amount:

If the Notes have not been automatically called prior to maturity, the Redemption Amount per $1,000.00 in principal amount of Notes will be:

a) If the Ending Value of the Underlying is greater than or equal to the Threshold Value:

b) If the Ending Value of the Underlying is less than the Threshold Value:

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-2

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than the principal amount and you could lose up to 80.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Underlying is greater than or equal to the Coupon Barrier.

Observation Dates*:	As set forth beginning on page PS-4
Contingent Payment Dates*:	As set forth beginning on page PS-4
Call Observation Dates*:	As set forth beginning on page PS-6
Call Payment Dates*:	As set forth beginning on page PS-6. Each Call Payment Date is also a Contingent Payment Date.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agent:	BofAS
CUSIP:	09712GRA4
Underlying Return:
Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Redemption Amount” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Valuation Date were the third Trading Day prior to the date of acceleration. We will also determine whether a final Contingent Coupon Payment is payable based upon the level of the Underlying on the deemed Valuation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

* Subject to change.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-3

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Observation Dates, Contingent Payment Dates, Call Observation Dates and Call Payment Dates

Observation Dates*	Contingent Payment Dates
October 26, 2026	October 29, 2026
November 25, 2026	December 1, 2026
December 28, 2026	December 31, 2026
January 25, 2027	January 28, 2027
February 25, 2027	March 2, 2027
March 25, 2027	March 31, 2027
April 26, 2027	April 29, 2027
May 25, 2027	May 28, 2027
June 25, 2027	June 30, 2027
July 26, 2027	July 29, 2027
August 25, 2027	August 30, 2027
September 27, 2027	September 30, 2027
October 25, 2027	October 28, 2027
November 26, 2027	December 1, 2027
December 27, 2027	December 30, 2027
January 25, 2028	January 28, 2028
February 25, 2028	March 1, 2028
March 27, 2028	March 30, 2028
April 25, 2028	April 28, 2028
May 25, 2028	May 31, 2028
June 26, 2028	June 29, 2028
July 25, 2028	July 28, 2028
August 25, 2028	August 30, 2028
September 25, 2028	September 28, 2028
October 25, 2028	October 30, 2028
November 27, 2028	November 30, 2028
December 26, 2028	December 29, 2028
January 25, 2029	January 30, 2029
February 26, 2029	March 1, 2029
March 26, 2029	March 29, 2029
April 25, 2029	April 30, 2029
May 25, 2029	May 31, 2029
June 25, 2029	June 28, 2029
CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-4

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Observation Dates*	Contingent Payment Dates
July 25, 2029	July 30, 2029
August 27, 2029	August 30, 2029
September 25, 2029	September 28, 2029
October 25, 2029	October 30, 2029
November 26, 2029	November 29, 2029
December 26, 2029	December 31, 2029
January 25, 2030	January 30, 2030
February 25, 2030	February 28, 2030
March 25, 2030	March 28, 2030
April 25, 2030	April 30, 2030
May 28, 2030	May 31, 2030
June 25, 2030	June 28, 2030
July 25, 2030	July 30, 2030
August 26, 2030	August 29, 2030
September 25, 2030	September 30, 2030
October 25, 2030	October 30, 2030
November 25, 2030	November 29, 2030
December 26, 2030	December 31, 2030
January 27, 2031	January 30, 2031
February 25, 2031	February 28, 2031
March 25, 2031	March 28, 2031
April 25, 2031	April 30, 2031
May 27, 2031	May 30, 2031
June 25, 2031	June 30, 2031
July 25, 2031	July 30, 2031
August 25, 2031	August 28, 2031
September 25, 2031 (the “Valuation Date”)	September 30, 2031 (the “Maturity Date”)

* The Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-5

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Call Observation Dates*	Call Payment Dates
September 27, 2027	September 30, 2027
October 25, 2027	October 28, 2027
November 26, 2027	December 1, 2027
December 27, 2027	December 30, 2027
January 25, 2028	January 28, 2028
February 25, 2028	March 1, 2028
March 27, 2028	March 30, 2028
April 25, 2028	April 28, 2028
May 25, 2028	May 31, 2028
June 26, 2028	June 29, 2028
July 25, 2028	July 28, 2028
August 25, 2028	August 30, 2028
September 25, 2028	September 28, 2028
October 25, 2028	October 30, 2028
November 27, 2028	November 30, 2028
December 26, 2028	December 29, 2028
January 25, 2029	January 30, 2029
February 26, 2029	March 1, 2029
March 26, 2029	March 29, 2029
April 25, 2029	April 30, 2029
May 25, 2029	May 31, 2029
June 25, 2029	June 28, 2029
July 25, 2029	July 30, 2029
August 27, 2029	August 30, 2029
September 25, 2029	September 28, 2029
October 25, 2029	October 30, 2029
November 26, 2029	November 29, 2029
December 26, 2029	December 31, 2029
January 25, 2030	January 30, 2030
February 25, 2030	February 28, 2030
March 25, 2030	March 28, 2030
April 25, 2030	April 30, 2030
May 28, 2030	May 31, 2030
June 25, 2030	June 28, 2030
July 25, 2030	July 30, 2030
CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-6

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Call Observation Dates*	Call Payment Dates
August 26, 2030	August 29, 2030
September 25, 2030	September 30, 2030
October 25, 2030	October 30, 2030
November 25, 2030	November 29, 2030
December 26, 2030	December 31, 2030
January 27, 2031	January 30, 2031
February 25, 2031	February 28, 2031
March 25, 2031	March 28, 2031
April 25, 2031	April 30, 2031
May 27, 2031	May 30, 2031
June 25, 2031	June 30, 2031
July 25, 2031	July 30, 2031
August 25, 2031	August 28, 2031

* The Call Observation Dates are subject to postponement as set forth in “Description of the Notes—Certain Terms of the Notes—Events Relating to Observation Dates” beginning on page PS-18 of the accompanying product supplement, with references to “Observation Dates” being read as references to “Call Observation Dates.”

Any payments on the Notes depend on the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor, and on the performance of the Underlying. The economic terms of the Notes are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements BAC’s affiliates enter into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount, if any, and the hedging related charges described below (see “Risk Factors” beginning on page PS-12), will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the pricing date.

The initial estimated value range of the Notes is set forth on the cover page of this pricing supplement. The final pricing supplement will set forth the initial estimated value of the Notes as of the pricing date. For more information about the initial estimated value and the structuring of the Notes, see “Risk Factors” beginning on page PS-12 and “Structuring the Notes” on page PS-27.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-7

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Contingent Coupon Payment and Redemption Amount Determination

On each Contingent Payment Date, if the Notes have not been previously called, you may receive a

Contingent Coupon Payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Observation Value of the Underlying on the applicable Observation Date greater than or equal to the Coupon Barrier?

You will receive a Contingent Coupon Payment on the applicable Contingent Payment Date	You will not receive a Contingent Coupon Payment on the applicable Contingent Payment Date

Assuming the Notes have not been automatically called, on the Maturity Date, you will receive a cash payment per $1,000.00 in principal amount of Notes determined as follows:

Is the Ending Value of the Underlying greater than or equal to the Threshold Value?

You will receive: $1,000.00

You will receive:

In this case, the Redemption Amount (excluding any final Contingent Coupon Payment) will be less than the principal amount and you could lose up to 80.00% of your investment in the Notes.

The Redemption Amount will also include a final Contingent Coupon Payment if the Ending Value of the Underlying is greater than or equal to the Coupon Barrier.

All payments described above are subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-8

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Total Contingent Coupon Payment Examples

The examples below illustrate the hypothetical total Contingent Coupon Payments per $1,000.00 in principal amount of Notes over the term of the Notes, based on the Contingent Coupon Payment per $1,000.00 in principal amount of Notes equal to (i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid. Depending on the performance of the Underlying, you may not receive any Contingent Coupon Payments during the term of the Notes.

Example 1 - The Observation Value of the Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of the Underlying on the twelfth Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, but the Notes will not be automatically called. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $9.042 x 12 - (ii) $0.000 = $108.504 per $1,000.00 in principal amount of Notes.

The Observation Value of the Underlying on the thirteenth Observation Date (which is also a Call Observation Date) is above its Coupon Barrier and its Call Value. Therefore, the Notes will be automatically called, and the Contingent Coupon Payment per $1,000.00 in principal amount of Notes otherwise due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $9.042 x 13 - (ii) $108.504 = $9.042 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,009.042 per $1,000.00 in principal amount of Notes, and no further amounts will be payable on the Notes following an Automatic Call.

Example 2 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is below its Coupon Barrier. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Dates. The Observation Value of the Underlying on the twelfth Observation Date (which is also the first Call Observation Date) is below its Coupon Barrier and its Call Value. Therefore, no Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, and the Notes will not be automatically called. The Observation Value of the Underlying on the thirteenth Observation Date (which is also a Call Observation Date) is above its Coupon Barrier and its Call Value. Therefore, the Notes will be automatically called, and the Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $9.042 x 13 - (ii) $0.000 = $117.546 per $1,000.00 in principal amount of Notes.

On the applicable Contingent Payment Date (which is also the Call Payment Date), you will receive $1,117.546 per $1,000.00 in principal amount of Notes, and no further amounts will be payable on the Notes following an Automatic Call.

Example 3 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. Therefore, a Contingent Coupon Payment in the amount of $9.042 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. The Observation Value of the Underlying on the twelfth Observation Date (which is also the first Call Observation Date) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment will be paid on the applicable Contingent Payment Date, but the Notes will not be automatically called. The Contingent Coupon Payment per $1,000.00 in principal amount of Notes due on the related Contingent Payment Date will be calculated as follows:

(i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $9.042 x 12 - (ii) $9.042 x 11 = $9.042 per $1,000.00 in principal amount of Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-9

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

The Observation Value of the Underlying on each of the thirteenth through fifty-ninth Observation Dates (which are also Call Observation Dates) is above its Coupon Barrier but below its Call Value. Therefore, a Contingent Coupon Payment in the amount of $9.042 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date, but the Notes will not be automatically called. The Ending Value of the Underlying on the Valuation Date is above its Coupon Barrier and Threshold Value. Therefore, a Contingent Coupon Payment will be due on the Maturity Date, calculated as follows:

(i) the product of $9.042 times the number of Contingent Payment Dates that have occurred up to the relevant Contingent Payment Date (inclusive of the relevant Contingent Payment Date) minus (ii) the sum of all Contingent Coupon Payments previously paid.

= (i) $9.042 x 60 - (ii) $9.042 x 59 = $9.042 per $1,000.00 in principal amount of Notes.

On the Maturity Date, you will receive $1,009.042 per $1,000.00 in principal amount of Notes.

Example 4 – The Observation Value of the Underlying on each of the first through eleventh Observation Dates is above its Coupon Barrier. A Contingent Coupon Payment in the amount of $9.042 per $1,000.00 in principal amount of Notes will be paid on each applicable Contingent Payment Date. The Observation Value of the Underlying on each of the twelfth through fifty-ninth Observation Dates (which are also the Call Observation Dates) is below its Coupon Barrier and its Call Value. Therefore, no Contingent Coupon Payment will be paid on any related Contingent Payment Date, and the Notes will not be automatically called. The Ending Value of the Underlying on the Valuation Date is below its Coupon Barrier and Threshold Value. Therefore, no Contingent Coupon Payment will be due on the Maturity Date, and you will receive an amount at maturity that will be less than the stated principal amount and you could lose up to 80% of your investment in the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-10

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Hypothetical Payout Profile and Examples of Payments at Maturity

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Table

The following table is for purposes of illustration only. It assumes the Notes have not been automatically called prior to maturity and is based on hypothetical values and shows hypothetical returns on the Notes. The table illustrates the calculation of the Redemption Amount and the return on the Notes based on a hypothetical Starting Value of 100, a hypothetical Coupon Barrier of 80, a hypothetical Threshold Value of 80, a Contingent Coupon Payment applicable to a single payment period of $9.042 per $1,000.00 in principal amount of Notes and a range of hypothetical Ending Values of the Underlying. The actual amount you receive and the resulting return will depend on the actual Starting Value, Coupon Barrier, Threshold Value, Observation Values and Ending Value of the Underlying, the actual Contingent Coupon Payment, whether the Notes are automatically called prior to maturity, and whether you hold the Notes to maturity. The following examples do not take into account any tax consequences from investing in the Notes. The table below also assumes that a Contingent Coupon Payment was paid on each Contingent Payment Date prior to maturity.

For recent actual values of the Underlying, see “The Underlying” section below. The Ending Value of the Underlying will not include any income generated by dividends or other distributions paid with respect to shares or units of the Underlying or on the securities included in the Underlying, as applicable. In addition, all payments on the Notes are subject to Issuer and Guarantor credit risk.

Ending Value	Underlying Return	Redemption Amount per Note (including any final Contingent Coupon Payment)	Return on the Notes(1)
160.00	60.00%	$1,009.042(2)	0.9042%
150.00	50.00%	$1,009.042	0.9042%
140.00	40.00%	$1,009.042	0.9042%
130.00	30.00%	$1,009.042	0.9042%
120.00	20.00%	$1,009.042	0.9042%
110.00	10.00%	$1,009.042	0.9042%
105.00	5.00%	$1,009.042	0.9042%
102.00	2.00%	$1,009.042	0.9042%
100.00(3)	0.00%	$1,009.042	0.9042%
90.00	-10.00%	$1,009.042	0.9042%
80.00(4)	-20.00%	$1,009.042	0.9042%
79.99	-20.01%	$999.900	-0.0100%
70.00	-30.00%	$900.000	-10.0000%
60.00	-40.00%	$800.000	-20.0000%
50.00	-50.00%	$700.000	-30.0000%
0.00	-100.00%	$200.000	-80.0000%

(1)

The “Return on the Notes” is calculated based on the Redemption Amount and potential final Contingent Coupon Payment of $9.042 per $1,000.00 in principal amount of Notes, not including any Contingent Coupon Payments paid prior to maturity, and assumes that the relevant Contingent Coupon Payment has been made on each prior Contingent Payment Date.

(2)

This amount represents the sum of the principal amount and a final monthly Contingent Coupon Payment of $9.042 per $1,000.00 in principal amount of Notes (assuming that each prior monthly Contingent Coupon Payment has been made on the related Contingent Payment Date).

(3)	The hypothetical Starting Value of 100 used in the table above has been chosen for illustrative purposes only and does not represent a likely Starting Value for the Underlying.
(4)	This is the hypothetical Coupon Barrier and Threshold Value.
CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-11

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Risk Factors

Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-3 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus, each as identified on page PS-31 below.

Structure-related Risks

•Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not automatically called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, at maturity, your investment will be subject to 1:1 downside exposure to decreases in the value of the Underlying beyond a 20% decline and you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Threshold Value. In that case, you will lose some or a significant portion of your investment in the Notes.

•Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes. Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Observation Value or Ending Value of the Underlying exceeds its Coupon Barrier or Starting Value, as applicable. Similarly, the amount payable at maturity or upon an Automatic Call will never exceed the sum of the principal amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Observation Value or Ending Value of the Underlying exceeds its Starting Value. In contrast, a direct investment in the securities included in the Underlying would allow you to receive the benefit of any appreciation in its value. Any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

•The Notes are subject to a potential Automatic Call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. The Notes are subject to a potential Automatic Call. Beginning with the September 27, 2027 Call Observation Date, the Notes will be automatically called if, on any Call Observation Date, the Observation Value of the Underlying is greater than or equal to its Call Value. If the Notes are automatically called prior to the Maturity Date, you will be entitled to receive the Early Redemption Amount on the applicable Call Payment Date, and no further amounts will be payable on the Notes. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the Automatic Call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes.

•You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Observation Value of the Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment on the related Coupon Payment Date. You will receive a previously unpaid Contingent Coupon Payment on a subsequent Coupon Payment Date only if the Observation Value of the Underlying on the related Observation Date is greater than or equal to its Coupon Barrier. However, if the Observation Value of the Underlying on an Observation Date is less than its Coupon Barrier and the Observation Value of the Underlying on each subsequent Observation Date up to and including the Valuation Date is less than its Coupon Barrier, you will not receive the unpaid Contingent Coupon Payments in respect of those Observation Dates. If the Observation Value of the Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

•Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

•The Contingent Coupon Payment, Early Redemption Amount or Redemption Amount, as applicable, will not reflect changes in the level of the Underlying other than on the Observation Dates or Call Observation Dates, as applicable. The level of the Underlying during the term of the Notes other than on the Observation Dates or Call Observation Dates, as applicable, will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Notes, as the performance of the Underlying may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Early Redemption Amount or the Redemption Amount, as applicable, by comparing only the Starting Value, the Coupon Barrier, the Call Value or the Threshold Value, as applicable, to the Observation Value or the Ending Value for the Underlying. No other level of the Underlying will be taken into account. As a result, if the Notes are not automatically called prior to maturity and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the level of the Underlying was always above the Threshold Value prior to the Valuation Date.

•Any payments on the Notes are subject to our credit risk and the credit risk of the Guarantor, and any actual or perceived

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-12

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Notes. The Notes are our unsecured senior debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of any payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the performance of the Underlying. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the pricing date of the Notes. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Notes.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the value of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.

•We are a finance subsidiary and, as such, have no independent assets, operations, or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation and Market-related Risks

•The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the pricing date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the level of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount, if any, and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

•The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

•We cannot assure you that a trading market for your Notes will ever develop or be maintained. We will not list the Notes on any securities exchange. We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

Conflict-related Risks

•Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, may create conflicts of interest with you and may adversely affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, may buy or sell the securities held by or included in the Underlying, or futures or options contracts or exchange traded instruments on the Underlying or those securities, or other listed or over-the-counter derivative instruments whose value is derived from the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, may from time to time own securities represented by the Underlying, except to the extent that BAC’s common stock may be included in the Underlying, we, the Guarantor and our other affiliates, including BofAS, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. These transactions may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the level of the Underlying in a manner that could be adverse to your investment in the Notes. On or before the pricing date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the Notes), may adversely affect the level of the Underlying. Consequently, the level of the Underlying may change subsequent to the pricing date, which may adversely affect the market value of the Notes.

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-13

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

We, the Guarantor or one or more of our other affiliates, including BofAS, also expect to engage in hedging activities that could adversely affect the level of the Underlying on the pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Notes prior to maturity, and may adversely affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, may purchase or otherwise acquire a long or short position in the Notes, the Underlying or the securities represented by the Underlying and may hold or resell the Notes, the Underlying or the securities represented by the Underlying. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the level of the Underlying, the market value of your Notes prior to maturity or the amounts payable, if any, on the Notes.

•There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

•The Underlying has limited actual historical performance. The Underlying was launched on March 13, 2026, therefore all levels of the Underlying prior to that date reflect hypothetical back-tested performance. As a result, limited actual historical Underlying level information is available for you to consider in making an independent investigation of the Underlying and its historical performance, which may make it difficult for you to make an informed decision with respect to your Notes. As a result, the return on your Notes may involve greater risk than those that are linked to indices with a more established record of actual performance.

•Hypothetical back-tested data relating to the Underlying does not represent actual historical data and is subject to inherent limitations, and the historical and hypothetical back-tested performance of the Underlying are not indications of future performance. The hypothetical back-tested performance of the Underlying set forth under “The Underlying— Historical Performance of the Underlying” does not represent the actual historical performance of the Underlying and has not been verified by us or any of our affiliates, including BofAS. Alternative modeling techniques or assumptions may produce significantly different results that might prove to be more appropriate. In addition, hypothetical back-tested performance measures have inherent limitations. Hypothetical back-tested performance is determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Past performance, and especially hypothetical back-tested performance, is not indicative of future results.

•In employing the target volatility strategy, the Underlying may decrease significantly more or increase significantly less than the Futures Contract. The Underlying is intended to provide exposure to an unfunded, rolling position in E-Mini S&P 500 Futures (the “Futures Contract”), subject to a target volatility strategy that systematically increases or decreases exposure to the Futures Contract multiple times per Index Calculation Day in an attempt to achieve a 40% annualized volatility target. The Underlying’s exposure to the Futures Contract can be greater than, less than or equal to 100%. The performance of the Underlying is not taken into account when implementing the target volatility strategy and could result in leveraged exposure to the Futures Contract in a falling market or deleveraged exposure to the Futures Contract in a rising market. Therefore, in employing the target volatility strategy to attempt to achieve the volatility target, the Underlying may decrease significantly more or increase significantly less than the Futures Contract. Your Notes may be more risky than, or have worse returns than, Notes linked to the Futures Contract or a direct investment in the Futures Contract.

•The Underlying is subject to risks associated with the use of significant leverage. The Underlying will adjust its exposure to the Futures Contract multiple times per Index Calculation Day in an attempt to achieve a 40% annualized volatility target. The Underlying’s exposure to the Futures Contract can be greater than, less than or equal to 100%. When the Underlying’s exposure to the Futures Contract is greater than 100%, the Underlying will have leveraged exposure to the Futures Contract. It is expected that the Underlying will generally employ leverage, except during periods of elevated volatility. When leverage is employed, any movements in the price of the Futures Contract will result in greater changes in the level of the Underlying than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Futures Contract, which, in turn, would negatively affect the performance of the Underlying. Even though the Underlying’s exposure to the Futures Contract is adjusted multiple times per Index Calculation Day, in situations where a significant increase in volatility is accompanied by a significant decline in the price of the Futures Contract, the level of the Underlying may decline significantly before the next window when the Underlying’s exposure to the Futures Contract would be reduced.

•The level of the Underlying will be reduced by transaction costs and decrement costs embedded in the Underlying. The level of the Underlying is calculated multiple times per day and reflects the performance of a hypothetical investment in the Futures Contract less the associated transaction cost and decrement cost. The transaction cost and the decrement cost reduce the level of the Underlying during each intraday calculation window (each, a “Window”).  The transaction cost for each Window equals the product of 0.01% and the difference (expressed as a positive number) between the exposure to the Futures Contract for the current Window and the exposure to the Futures Contract for the immediately preceding Window. The decrement cost for each Window is 6.00% per annum, calculated based on the number of days (which may be zero) between the end of the current Window and the end of the immediately preceding Window. Such costs will be incurred regardless of the level of exposure to the Futures Contract and regardless of the performance of the Futures Contract. Such costs will have the effect of reducing any positive performance of the Futures Contract (and, thereby, reduce the level of the Underlying) and will increase any negative performance of the Futures Contract (and, thereby, reduce the level of the Underlying). In

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-14

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

cases where the exposure to the Futures Contract is less than 100%, the Underlying will have reduced (or no) exposure to the positive performance of the Futures Contract but the full transaction cost and decrement cost will still be assessed. As the transaction cost is dependent on the change in the leveraged exposure to the Futures Contract between Windows, the transaction cost will increase in periods where volatility is variable (i.e., periods where volatility increases or decreases from Window to Window). The level of the Underlying will not increase unless the performance of the Futures Contract, scaled by the prevailing exposure at each Window, is sufficiently positive to outpace the transaction cost and the decrement cost.

In situations where the level of exposure to the Futures Contract is less than 100%, any positive performance of the Futures Contract will be reduced for purposes of calculating the level of the Underlying, which will make it harder to outpace the transaction cost and the decrement cost.   In situations where volatility is highly variable, the transaction cost will be higher as compared to situations where volatility is stagnant, which will make it harder for the performance of the Futures Contract, as scaled by the prevailing exposure to the Futures Contract, to outpace the transaction cost and the decrement cost. In each of these situations it will be more difficult for the level of the Underlying to increase. In order to receive a positive return on your Notes, the Underlying must be exposed to the Futures Contract and the return on such exposure must exceed such transaction costs and decrement costs.

•Changes in the Underlying’s exposure to the Futures Contract between Windows may be limited.  The Underlying will adjust its exposure to the Futures Contract for each Window. However, the Underlying’s exposure to the Futures Contract for any Window will not be more than 25% higher or lower than the level of exposure determined for the immediately preceding Window. As a result, the Underlying may leverage up more slowly or deleverage less quickly as compared to similar indices without a similar limitation on exposure changes between Windows.

•The Underlying will not reflect the most current volatility of the Synthetic Asset. The Underlying is rebalanced for each Window in order to adjust its exposure to the Futures Contract. Exposure to the Futures Contract for the current Window will be based on the applicable realized volatility of a synthetic rolling position in E-Mini S&P 500 Futures (the “Synthetic Asset”) which is scaled by a “Trend Factor” (as further described in “The Underlying” below), calculated up to the beginning of the immediately preceding Window. Exposure to the Futures Contract will not be rebalanced for the current Window based on the applicable realized volatility of the Synthetic Asset as of such current Window. As a result, the Underlying’s exposure to the Futures Contract will remain unchanged for a given Window even if volatility changes significantly during the current Window. This could result in the Underlying having a high level of exposure to the Futures Contract even if volatility of the Synthetic Asset for the current Window is above the 40% volatility target or a low level of exposure to the Futures Contract even if the volatility of the Synthetic Asset for the current Window is below the 40% volatility target, each of which could have an adverse impact on the Notes. The Underlying may underperform a similar index which adjusts its exposure to the Futures Contract at some other frequency, such as daily or in real time based on current volatility, and may underperform a direct investment in the Futures Contract or a particular E-Mini S&P 500 Futures.

•There is no guarantee that the Underlying will achieve its volatility target. The exposure of the Underlying to the Futures Contract is subject to a maximum leverage factor of 500%, which may limit the ability of the Underlying to fully achieve its volatility target of 40% if achieving such volatility target would require a leverage factor in excess of 500%. Therefore, there is no guarantee that the Underlying will achieve its volatility target.

•The Underlying may have higher volatility than the Futures Contract. The Underlying employs a target volatility strategy that uses mathematical equations to target 40% annualized volatility. The strategy does not have a goal of achieving lower volatility than the Futures Contract. In fact, if the realized volatility of the Synthetic Asset is less than the volatility target, the exposure to the Futures Contract will be increased in an attempt to raise the volatility of the Underlying to 40%. Any time the exposure to the Futures Contract is greater than 100%, the Underlying would be more volatile than the Futures Contract. It is expected that the Underlying will generally employ leverage, except during periods of elevated volatility.

•The Underlying’s target volatility strategy does not necessarily mean that the Underlying will outperform the Futures Contract or that the Underlying will have positive performance. The Underlying employs a target volatility strategy that uses mathematical equations to target 40% annualized volatility.  Even if the Underlying achieves its volatility target, there is no guarantee that the Underlying will outperform the Futures Contract or that the Underlying return will be positive. For example, if the performance of the Futures Contract remains stable or steadily decreases over time, its volatility target will not cause the Underlying to outperform the Futures Contract or result in a positive Underlying Return.

•Notes linked to the Underlying are not suitable for all investors and should be purchased only by investors who understand leverage risk. Notes linked to the Underlying are not suitable for all investors. In particular, Notes linked to the Underlying will entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in providing up to 500% leveraged exposure to the Futures Contract. Investors should be aware that the use of leverage will magnify and accelerate any negative performance of the Underlying. For example, assuming the maximum exposure to the Futures Contract of 500% is applied to the Underlying in order to achieve its predefined volatility target, for every 1% decrease in the level of the Futures Contract, the level of the Underlying would decline by 5% (excluding any decline due to the application of the transaction cost and the decrement cost). Accordingly, any Note linked to the Underlying is only suitable for investors who understand and can bear the risks associated with up to 5 times magnified declines in the performance of the Underlying that result from declines in the level of the Futures Contract.

•There may be overexposure to the Futures Contract in falling stock markets or underexposure in rising stock markets. The Underlying’s exposure to the Futures Contract for any Window is primarily determined by a targeted level of exposure (the “Target Participation Rate”), and pre-defined “participation change constraints” between Windows. The Target Participation Rate will be determined based on the volatility of the Synthetic Asset, a Trend Factor, and a Volatility Adjustment Factor (each as defined and as

CONTINGENT INCOME BUFFERED (WITH MEMORY FEATURE) AUTO-CALLABLE YIELD NOTES | PS-15

Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

further described under “The Underlying–Determining the Participation Rate” below). A higher volatility of the Synthetic Asset, a lower Trend Factor, and/or a lower Volatility Adjustment Factor, will reduce the Target Participation Rate. Conversely, lower volatility of the Synthetic Asset, a higher Trend Factor, and/or a higher Volatility Adjustment Factor, will increase the Target Participation Rate. Since each of these three factors can move independently, the overall change in the level of exposure to the Futures Contract will be a result of the combined impacts of these factors. The level of exposure to the Futures Contract can be less than 100% (subject to a minimum of 0%) and up to a maximum of 500%. Please see “The Underlying—Determining the Participation Rate” below for details.

The Underlying will adjust its level of exposure to the Futures Contract as described above and as described below under “The Underlying—Determining the Participation Rate” regardless of the direction of price movements in the market. Therefore, in rising stock markets (assuming the Futures Contract is rising as well), if the Underlying’s level of exposure to the Futures Contract is less than 100%, the Underlying will be exposed to less than 100% of the gains in the Futures Contract and the Underlying will experience lower returns than the Futures Contract. In contrast, if the Underlying’s level of exposure to the Futures Contract is greater than 100% in a falling stock market (assuming the Futures Contract is falling as well), the Underlying will be exposed to more than 100% of the losses in the Futures Contract and the Underlying will experience lower returns than the Futures Contract.

•The Underlying’s exposure to the Futures Contract may be less than 100%. The Underlying is rebalanced up to seven times during the day. When such rebalancing occurs, the Underlying’s exposure to the Futures Contract may be less than 100%. If the Underlying’s exposure to the Futures Contract is less than 100%, a portion of the Underlying will not be exposed to the return of the Futures Contract, and such portion of the Underlying will be considered to have earned no return during the period in which the exposure to the Futures Contract was less than 100%. The 6.00% per annum decrement cost and the transaction cost will be deducted when calculating the level of the Underlying for each Window, even when the Underlying’s exposure to the Futures Contract is less than 100%.

•The relative performance of the Underlying as compared to the Futures Contract may not be directly correlated. The Underlying’s exposure to the Futures Contract is rebalanced multiple times per day for each Window. As a result, the Underlying performance over a period spanning more than one Window will depend on the leveraged returns of the Futures Contract during such period. Therefore, over such longer periods, the performance of the Underlying will differ, perhaps significantly, from the performance of the Futures Contract.

•No assurance can be given that the investment strategy used to construct the Underlying will achieve its intended results or that the Underlying will be successful or will outperform any alternative index or strategy that might reference the Futures Contract. No assurance can be given that the investment strategy on which the Underlying is based will be successful or that the Underlying will outperform any alternative strategy that might be employed with respect to the Futures Contract. The Underlying has been developed based on predetermined rules that may not prove to be advantageous or successful, and that will not be adjusted for market conditions.

•The Underlying is subject to significant risks associated with E-Mini S&P 500 Futures. The Underlying provides exposure to an unfunded, rolling position in E-Mini S&P 500 Futures. The price of E-Mini S&P 500 Futures depends not only on the level of the S&P 500® Index, which is the underlying index referenced by E-Mini S&P 500 Futures, but also on a range of other factors, including but not limited to the performance and volatility of the U.S. stock market, corporate earnings reports, geopolitical events, governmental and regulatory policies and the policies of the Chicago Mercantile Exchange (the “CME”). In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of the underlying futures contract to be volatile and could adversely affect the level of the Underlying and any payments on, and the value of, your Notes.

•Higher future prices of the Futures Contract relative to its current prices may adversely affect the value of the Underlying and the value of the Notes. The Underlying provides exposure to an unfunded, rolling position in the Futures Contract. As the current active E-Mini S&P 500 Futures contract approaches expiration, it is replaced by a contract that has a later expiration. Thus, for example, a contract purchased and held in September may specify a December expiration. As time passes, the contract expiring in December is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the December contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.” While many futures contracts have historically exhibited consistent periods of backwardation, backwardation will most likely not exist at all times. It is also possible for the market for these contracts to be in “contango.” Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the market for these contracts could result in negative “roll yields,” which could adversely affect the value of the Underlying, and, accordingly, the value of the Notes.

•Linking to an equity futures contract is different from linking to the equity index tracked by the equity futures contract. The return on your Notes will be related to the performance of the Futures Contract and not the equity index tracked by the Futures Contract. On a given day, a “futures price” is the price at which market participants may agree to buy or sell the asset underlying a futures contract in the future, and the “spot price” is the current price of such underlying asset for immediate delivery. A variety of factors can lead to a disparity between the price of a futures contract at a given point in time and the spot price of its underlying asset, such as the expected dividend yields of any stocks that comprise such underlying asset, the implicit financing cost associated with the futures contract and market expectations related to the future price of the futures contract’s underlying asset. Purchasing an equity futures contract is similar to borrowing money to buy the underlying asset of such futures contract because it enables an investor to gain exposure to such underlying asset without having to pay the full cost of such exposure up front, and therefore entails a financing cost. As a result, the Underlying is expected to reflect not only the performance of the S&P 500® Index, but also the implicit financing cost in the Futures

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Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Contract, among other factors. Such implicit financing cost will adversely affect the level of the Underlying. Any increase in market interest rates will be expected to further increase this implicit financing cost and will have an adverse effect on the level of the Underlying and, therefore, the value of and return on the Notes. The price movement of a futures contract is typically correlated with the movements of the price of its underlying asset, but the correlation is generally imperfect, and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your Notes may underperform a similar investment that more directly reflects the return on the S&P 500® Index.

•Suspension or disruptions of market trading in futures markets may adversely affect the value of the Notes. Securities markets and futures markets are subject to disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. Any such disruption could have an adverse effect on the value of the Underlying or the manner in which it is calculated, and therefore, the value of the Notes.

•The official settlement price and intraday trading prices of the Futures Contract may not be readily available. The official settlement price and intraday trading prices of the Futures Contract are calculated and published by the Chicago Mercantile Exchange and are used, in part, to calculate the levels of the Underlying. Any disruption in trading of the Futures Contract could delay the release or availability of the official settlement price and intraday trading prices and may delay or prevent the calculation of the Underlying.

•Legal and regulatory changes could adversely affect the return on and value of your Notes. Futures contracts and options on futures contracts, including those related to the Underlying, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.

•The publisher or the sponsor of the Underlying may adjust the Underlying in a way that affects its level, and the publisher or the sponsor has no obligation to consider your interests. The publisher or the sponsor of the Underlying can add, delete, or substitute the components included in the Underlying or make other methodological changes that could change its level. Any of these actions could adversely affect the value of your Notes.

Tax-related Risks

•The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

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Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

The Underlying

All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the sponsor of the SPFVC40D (the “Underlying Sponsor”). The Underlying Sponsor, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of the Underlying Sponsor discontinuing publication of the Underlying are discussed in “Description of the Notes — Discontinuance of an Index” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor index. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.

The S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

The S&P 500 Futures 40% Volatility Compass TCA 6% Decrement Index ER (the “Index”) is a rules-based, long-only index designed to provide exposure to an unfunded, rolling position (see “Futures Rolling Method” below) in E-Mini S&P 500 Futures (the “Futures Contract”), subject to a target volatility strategy that systematically increases or decreases the exposure to the Futures Contract (the “Participation Rate”) up to seven times per Index Calculation Day in an attempt to achieve a 40% annualized volatility target (the “Volatility Target”). We refer to each day on which the level of the Index is calculated as an “Index Calculation Day”.

In order to attempt to achieve the Volatility Target, the Participation Rate can be greater than, less than or equal to 100%. A Participation Rate in excess of 100% means that the Index has leveraged exposure to the Futures Contract, which has the effect of magnifying the return of the Futures Contract for purposes of calculating the level of the Index. A Participation Rate of less than 100% means that the Index has reduced exposure to the Futures Contract, which has the effect of reducing the return of the Futures Contract for purposes of calculating the level of the Index. If the Participation Rate is less than 100%, a portion of the Index will not be exposed to the return of the Futures Contract, and such portion of the Index will be considered to have earned no return during the period in which the Participation Rate was less than 100%.

The Participation Rate for any intraday calculation window (each, a “Window”) is primarily determined by a target Participation Rate (the “Target Participation Rate”), and pre-defined “participation change constraints” between Windows. The Target Participation Rate will be determined based on the volatility of a Synthetic Asset, a Trend Factor, and a Volatility Adjustment Factor (each as defined under “–Determining the Participation Rate” below). In circumstances where there is a higher volatility of the Synthetic Asset, a lower Trend Factor, and/or a lower Volatility Adjustment Factor, there will be a reduction of the Participation Rate. Conversely, when there is a lower volatility of the Synthetic Asset, a higher Trend Factor, and/or a higher Volatility Adjustment Factor the Participation Rate will increase. Since each of these three factors can move independently, the overall change in the Participation Rate will be a result of the combined impacts of these factors. The Participation Rate can be less than 100% (subject to a minimum of 0%) and up to a maximum of 500%. Please see “—Determining the Participation Rate” below for details.

The Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”). The Index launched on March 13, 2026, with a base value of 100.00 as of its base date, December 29, 2006. Additional information about the Index is available on the following website: https://www.spglobal.com/spdji/en/indices/multi-asset/sp-500-futures-40-volatility-compass-index/#overview.We are not incorporating by reference the website or any material it includes in this document.

Index Calculation

On each Index Calculation Day, the level of the Index is calculated seven times at fixed intervals. The closing level of the Index on any Index Calculation Day is the level of the Index calculated at the end of the last Window on such Index Calculation Day. At the end of each Window the level of the Index is calculated by multiplying the level of the Index at the end of the immediately preceding Window by a factor equal to (i) the product of (a) the Participation Rate for the immediately preceding Window and (b) the percentage change in the intraday level of the Futures Contract from the end of the immediately preceding Window to the end of the current Window minus (ii) the Transaction Cost and the Decrement Cost.

The “Transaction Cost” for each Window equals the product of 0.01% and the difference (expressed as a positive number) between the Participation Rate for the current Window and the Participation Rate for the immediately preceding Window. The “Decrement Cost” for each Window is 6.00% per annum, calculated based on the number of days (which may be zero) between the end of the current Window and the end of the immediately preceding Window. The Transaction Cost and the Decrement Cost will be assessed for each Window, including when the Participation Rate is 0%. In cases where the Participation Rate is less than 100% the Index will have reduced exposure to the positive performance of the Futures Contract (or no exposure, if the Participation Rate is 0%) but the full Transaction Cost and Decrement Cost, as applicable, will still be assessed. As the Transaction Cost is dependent on the change in the Participation Rate between Windows, the Transaction Cost will generally increase in periods where volatility is variable (i.e., periods where volatility increases or decreases from Window to Window). The level of the Index will not increase unless the performance of the Futures Contract, scaled by the prevailing Participation Rate at each Window, is sufficiently positive to outpace the Transaction Cost and the Decrement Cost. The Index will typically need a high Participation Rate in order to outpace the Transaction Cost and the Decrement Cost.

In situations where the Participation Rate is less than 100%, any positive performance of the Futures Contract will be reduced for purposes of calculating

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the level of the Index, which will make it harder to outpace the Transaction Cost and the Decrement Cost.   In situations where volatility is highly variable, the Transaction Cost will be higher as compared to situations where volatility is stagnant, which will make it harder for the performance of the Futures Contract, as scaled by the prevailing Participation Rate, to outpace the Transaction Cost and the Decrement Cost. In each of these situations it will be more difficult for the level of the Index to increase.

Determining the Participation Rate

The Participation Rate will be determined for each Window and will be based on the Participation Rate for the immediately preceding Window and the Target Participation Rate for the current Window. The Participation Rate for a Window will not be more than 25% higher or lower than the Participation Rate determined for the immediately preceding Window. The Index will seek to maximize the Participation Rate for a Window by setting the Participation Rate to the greater of:

(i)the Participation Rate for the immediately preceding Window minus 25%; and

(ii)the lesser of (a) the Target Participation Rate for the current Window and (b) the Participation Rate for the immediately preceding Window plus 25%.

The Target Participation Rate for each Window will be the greater of:

(i)0%; and

(ii)the lesser of (a) 500% and (b) the product of (1) the quotient of (x) the Volatility Target, and (y) the volatility of the Synthetic Asset calculated at the end of the immediately preceding Window, (2) the Trend Factor for the immediately preceding Window, and (3) the “Volatility Adjustment Factor” for the current Window.

The “Synthetic Asset” is a hypothetical portfolio which is composed of a rolling position in E-Mini S&P 500 Futures (wherein the current E-Mini S&P 500 Futures contract is replaced by a similar E-Mini S&P 500 Futures contract as the current E-Mini S&P 500 Futures contract approaches expiration). The level of the Synthetic Asset will be calculated for each Window by multiplying the level of the Synthetic Asset at the end of the immediately preceding Window by a factor equal to 1 plus the product of (i) the percentage change in the intraday level of the Futures Contract from the end of the immediately preceding Window to the end of the current Window, and (ii) a “Trend Factor” for the immediately preceding calculation window. The volatility of the Synthetic Asset will be calculated for each Window and will equal the greater of (i) the observed volatility of the Synthetic Asset using a 5 Index Calculation Day  lookback and (ii) the observed volatility of the Synthetic Asset using a 42 Index Calculation Day lookback. The volatility of the Synthetic Asset over the 5 and 42 Index Calculation Day lookback periods will be calculated based on the levels of the Synthetic Asset as measured during each Window during the applicable lookback period.

At each Window, the Index introduces a portfolio of hypothetical 98%/90% put-spread options. These positions are held for two months, and the Trend Factor is derived as one plus the sum of their Black-Scholes delta. The Trend Factor is intended to guide exposure to the Futures Contract. During downturns, the Trend Factor can act to lower exposure. In periods where the Futures Contract is rising, the Trend Factor’s impact is expected to have less impact on the performance of the Index than when the Futures Contract is falling.

The Volatility Adjustment Factor is calculated based upon the observed intraday and daily volatility of the Index as measured based on the intraday and closing levels of the Index calculated during each Window. The volatility of the Index is estimated as the annualized standard deviation of the returns of the Index. The Volatility Adjustment Factor will increase the Target Participation Rate as the observed volatility of the Index is less than the Volatility Target.

Calculation of the Level of the Futures Contract

On each Index Calculation Day, the level of the Futures Contract is calculated at the end of each Window. At the end of each Window the level of the Futures Contract is calculated as follows:

●If (i) the current Index Calculation Day is not a day on which the Index rolls out of the current active E-Mini S&P 500 Futures contract into the next active E-Mini S&P 500 Futures contract (see “–Futures Rolling Method” below) (that is, the current Index Calculation Day is not an “Index Futures Roll Day”), or (ii) the current Index Calculation Day is an Index Futures Roll Day but the current Window is not the second Window of such Index Calculation Day, the level of the Futures Contract will be calculated by multiplying the level of the Futures Contract at the end of the immediately preceding Window by a factor equal to the quotient of (a) the Time Weighted Average Price (“TWAP”) of the currently held E-Mini S&P 500 Futures contract as measured over several 60 second intervals (each an “Interval”) during the current Window (such Intervals during an Window collectively, a “TWAP Calculation Window”), and (b) the TWAP of the currently held E-Mini S&P 500 Futures contract as measured over several Intervals during the immediately preceding TWAP Calculation Window. The TWAP of any futures contract for any TWAP Calculation Window will equal the arithmetic average of the last available mid-price of such futures contract during each Interval occurring during the TWAP Calculation Window; or

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●If the current Index Calculation Day is an Index Futures Roll Day and the current Window is the second Window of such Index Calculation Day, the level of the Futures Contract will be calculated by multiplying the level of the Futures Contract at the end of the immediately preceding Window by a factor equal to the quotient of (a) the TWAP of the currently held E-Mini S&P 500 Futures contract as measured over several Intervals during the current TWAP Calculation Window, and (b) the TWAP of the E-Mini S&P 500 Futures contract that was rolled into on such Index Futures Roll Day (see “–Futures Rolling Method” below) (which, for the avoidance of doubt, is the currently held E-Mini S&P 500 Futures contract for the current Window but which was not held during the previous Window) as measured over several Intervals during the immediately preceding TWAP Calculation Window.

For each full scheduled Index Calculation Day, the TWAP Calculation Windows are as follows:

TWAP Calculation Window	Start Time	End Time	Interval	Time Zone	Notes
1	09:40:00	09:50:00	60 sec	U.S./Eastern
2	10:40:00	10:50:00	60 sec	U.S./Eastern
3	11:40:00	11:50:00	60 sec	U.S./Eastern
4	12:40:00	12:50:00	60 sec	U.S./Eastern
5	13:40:00	13:50:00	60 sec	U.S./Eastern
6	14:40:00	14:50:00	60 sec	U.S./Eastern
7	16:00:00	16:00:00	N/A	U.S./Eastern	For this TWAP Calculation Window a TWAP is not calculated. Instead, the settlement price of the relevant futures contract is used

For any Index Calculation Day scheduled as an early market close, the TWAP Calculation Windows are as follows:

TWAP Calculation Window	Start Time	End Time	Interval	Time Zone	Notes
1	09:40:00	09:50:00	60 sec	U.S./Eastern
2	10:40:00	10:50:00	60 sec	U.S./Eastern
3	11:40:00	11:50:00	60 sec	U.S./Eastern
4	13:00:00	13:00:00	N/A	U.S./Eastern	For this TWAP Calculation Window a TWAP is not calculated. Instead, the settlement price of the relevant futures contract is used
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Index Maintenance

Rebalancing

The Index rebalances (and the Participation Rate is set) at the end of each TWAP Calculation Window.

Futures Rolling Method

The Index rolls out of the current active E-Mini S&P 500 Futures contract and into the next active E-Mini S&P 500 Futures contract four business days prior to the active E-Mini S&P 500 Futures contract expiry date quarterly in March, June, September, and December.  The roll takes place at the end of the first Window on the roll day if there was no disruption during that Window. Otherwise, it is moved to the end of the next available non-disrupted Window.

Market Disruptions

If the underlying Futures Contract experiences an interruption and there are no recorded prices during the relevant TWAP Calculation Window, the complete Window is considered disrupted, meaning the Index skips that Window’s rebalancing with no change in Participation Rate from the previous Window.

In the event of a disruption occurring within an Index Futures Roll Day Window, the roll shall be shifted to the next available non-disrupted window.

If the underlying Futures Contract experiences a failure while calculating the TWAP over the TWAP Calculation Window where there is no valid quote each minute, the TWAP Calculation Window is disrupted and the Participation Rate will adjust only by the “Executed Size”. Executed Size calculates as the number of minutes with a level, divided by the total number of minutes in the TWAP Calculation Window, according to the process below:

●If there are no failures and if the TWAP Calculation Window is from 09:40:00 to 09:50:00 Eastern Time, there are ten one-minute price observations during the TWAP Calculation Window.

●If, for example, a valid price is missing for an entire minute (e.g. there is not a single valid quoted mid-price within that minute), that minute is disrupted. If nine out of ten minutes have valid quotes, the Executed Size is defined as 9/10 = 90%.

●In this case, the Participation Rate for the current Window will equal the Participation Rate for the immediately preceding Window plus the product of (a) the Executed Size times (b) the Participation Rate that would have been determined for the current Window had no disruptions occurred minus the Participation Rate for the immediately preceding Window.

E-Mini S&P 500 Futures

Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. As of the date of this document  the futures contract that is referenced by the Index is an exchange-traded futures contract. A futures contract provides for a specified settlement month in which the cash settlement is made by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm that is a member of the clearing house. Futures exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.

E-Mini S&P 500 Futures are U.S. dollar-denominated futures contracts which are based on the S&P 500® Index  (the “SPX”) and traded on the Chicago Mercantile Exchange (the “CME”) that represent a contract unit of $50 multiplied by the SPX, measured in cents per index point. E-Mini S&P 500 Futures listed for the nearest nine quarters, for each March, June, September and December, and the nearest three Decembers, are available for trading. Trading of an expiring E-Mini S&P 500 Futures terminates at 9:30 A.M. Eastern time on the third Friday of the contract month. The daily settlement prices of E-Mini S&P 500 Futures are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity on lead month-second month spread contracts) on the CME during a specified settlement period. The final settlement price of E-Mini S&P 500 Futures is based on the opening prices of the component stocks in the SPX, determined on the third Friday of the

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contract month.

The S&P 500® Index

The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P, the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.

S&P calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.

Computation of the SPX

While S&P currently employs the following methodology to calculate the SPX, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect payments on the Notes.

Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.

Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares, are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.

The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.

Index Maintenance

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Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.

To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.

Historical Performance of the SPFVC40D

The following graph sets forth the hypothetical back-tested performance of the SPFVC40D in the period from January 2, 2021 through August 21, 2026. We obtained this data from Bloomberg L.P. The SPFVC40D has only been published since March 2026. The hypothetical back-tested performance of the SPFVC40D set forth in the following graph was calculated using the selection criteria and methodology employed to calculate the SPFVC40D since its publication in March 2026. However, the hypothetical back-tested SPFVC40D data only reflects the application of that methodology in hindsight, since the SPFVC40D was not actually calculated and posted on Bloomberg L.P. prior to March 2026. The hypothetical back-tested SPFVC40D data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the commodities and other markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested SPFVC40D data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SPFVC40D performance would have been had the SPFVC40D been in existence or in forecasting future SPFVC40D performance. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg L.P. The hypothetical and actual historical performance of the SPFVC40D is not necessarily an indication of its future performance. (In the graph, the hypothetical back-tested performance of the SPFVC40D can be found to the left of the vertical solid line marker and the actual historical performance can be found to the right of the vertical solid line marker.) On August 21, 2026, the closing level of the SPFVC40D was 1,458.42. The actual Starting Value will be determined on the pricing date.

This historical data on the SPFVC40D is not necessarily indicative of the future performance of the SPFVC40D or what the value of the Notes may be. Any historical upward or downward trend in the level of the SPFVC40D during any period set forth above is not an indication that the level of the SPFVC40D is more or less likely to increase or decrease at any time over the term of the Notes.

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Before investing in the Notes, you should consult publicly available sources for the levels of the SPFVC40D.

License Agreement

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by our affiliate, Merrill Lynch, Pierce, Fenner &Smith Incorporated. The SPFVC40D is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Merrill Lynch,Pierce, Fenner & Smith Incorporated.

The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates(collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the SPFVC40D to track general market performance. S&P Dow Jones Indices’ only relationship to Merrill Lynch, Pierce, Fenner & Smith Incorporated with respect to the SPFVC40D is the licensing of the SPFVC40D and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The SPFVC40D is determined, composed and calculated by S&P Dow Jones Indices without regard to us, Merrill Lynch, Pierce, Fenner& Smith Incorporated, or the Notes. S&P Dow Jones Indices have no obligation to take our needs, Bank of America Corporation’s needs or the needs of Merrill Lynch, Pierce, Fenner & Smith Incorporated or holders of the Notes into consideration in determining, composing or calculating the SPFVC40D. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPFVC40D will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, S&P Dow Jones Indices LLC and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by us, but which may be similar to and competitive with the Notes. In addition, S&P Dow Jones Indices LLC and its affiliates may trade financial products which are linked to the performance of the SPFVC40D. It is possible that this trading activity will affect the value of the Notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPFVC40D OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, BANK OF AMERICA CORPORATION, BOFAS, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPFVC40D OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MERRILL LYNCH,PIERCE, FENNER & SMITH INCORPORATED, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

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Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest

BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We expect to deliver the Notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one business day from the pricing date, purchasers who wish to trade the Notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Under our distribution agreement with BofAS, BofAS will purchase the Notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount, if any. BofAS will sell the Notes to other broker-dealers that will participate in the offering and that are not affiliated with us, at an agreed discount to the principal amount. Each of those broker-dealers may sell the Notes to one or more additional broker-dealers. BofAS has informed us that these discounts may vary from dealer to dealer and that not all dealers will purchase or repurchase the Notes at the same discount. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these fee-based advisory accounts may be as low as $952.50 per $1,000.00 in principal amount of Notes.

BofAS and any of our other broker-dealer affiliates may use this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. These broker-dealer affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.

At BofAS’s discretion, for a short, undetermined initial period after the issuance of the Notes, BofAS may offer to buy the Notes in the secondary market at a price that may exceed the initial estimated value of the Notes. Any price offered by BofAS for the Notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying and the remaining term of the Notes. However, none of us, the Guarantor, BofAS or any of our other affiliates is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.

Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.

European Economic Area and United Kingdom

None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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PROHIBITION OF SALES TO UNITED KINGDOM RETAIL INVESTORS – The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) a retail investor means a person who is neither: (i) a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom; nor (ii) a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024 (as may be amended from time to time); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the PRIIPs Regulation.

United Kingdom

The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to BofA Finance, as Issuer, or BAC, as Guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

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Structuring the Notes

The Notes are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the Notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the Notes on the pricing date being less than their public offering price.

In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Risk Factors” beginning on page PS-3 and “Supplemental Use of Proceeds” on page PS-15 of the accompanying product supplement.

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U.S. Federal Income Tax Summary

The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.

This summary is directed solely to U.S. Holders and Non-U.S. Holders (each, as defined in the accompanying prospectus) that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

General

Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlying and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlying. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlying for U.S. federal income tax purposes. If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.

This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.

Unless otherwise stated, the following discussion is based on the characterization described above. The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.

U.S. Holders

Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.

Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.

Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or

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redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.

The IRS released Notice 2008-2 (the "Notice"), which sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.

The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.

In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.

It is also possible that the IRS could assert that Section 1256 of the Code should apply to your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes to market at the end of each year (i.e., recognize income as if the Notes had been sold for fair market value). Alternatively, it is also possible that you could be required to recognize gain or loss each time a futures contract rolls. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Because the Underlying is an index that periodically rebalances, and because the index tracks what is known as a rolling futures position, it is possible that the Notes could be treated as a series of contingent income-bearing single financial contracts, each of which matures on the earlier of (i) the next rebalancing date or (ii) the next date on which futures contracts are “rolled” into other futures contracts (each such date, a “deemed exchange date”). If the Notes were properly characterized in such a manner, a U.S. Holder would be treated as disposing of the Notes on each deemed exchange date in return for new Notes that mature on the next deemed exchange date, and a U.S. Holder would accordingly likely recognize capital gain or loss on each such deemed exchange date equal to the difference between the holder’s tax basis in the Notes (which would be adjusted to take into account any prior recognition of gain or loss) and the fair market value of the Notes on such deemed exchange date.

Non-U.S. Holders

Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business. Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject

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to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.

If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange, or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate. Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.

U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.

Backup Withholding and Information Reporting

Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.

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Contingent Income Buffered (with Memory Feature) Auto-Callable Yield Notes Linked to the S&P 500® Futures 40% Volatility Compass TCA 6% Decrement Index ER

Where You Can Find More Information

The terms and risks of the Notes are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus, which can be accessed at the following links:

•Product Supplement EQUITY-1 dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525311320/d49145d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025: https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as Issuer, and BAC, as Guarantor.

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